Exhibit (a)(37)



          TEXAS UTILITIES COMPANY                              NEWS RELEASE
          -----------------------------------------------------------------
          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                                5 JUNE 1998

                               TEXAS UTILITIES COMPANY
                               -----------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC

             OFFER CLOSING DATE AND DELISTING OF ENERGY GROUP SHARES

          Texas Utilities Company announces that the Texas Utilities Offer (including the Share Alternative and Loan Note Alternative) will remain open for acceptance until 10.00 p.m. (London time), 5.00 p.m. (New York City time) on Monday, 22 June 1998.

          Texas Utilities also announces that Energy Group Shares will be delisted from the London Stock Exchange with effect from Tuesday, 23 June 1998, being not less than one month from 19 May 1998, the date that Texas Utilities first announced that it would be seeking to delist Energy Group Shares at the earliest opportunity.

          The last day for dealings in Energy Group Shares on the London Stock Exchange will therefore be Monday, 22 June 1998.

          HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE.

          TEXAS UTILITIES INTENDS TO SEEK TO DELIST ENERGY GROUP
          AMERICAN DEPOSITARY RECEIPTS THAT TRADE ON THE NEW YORK STOCK EXCHANGE AT THE EARLIEST OPPORTUNITY.


          Enquiries:

          TEXAS UTILITIES COMPANY
          David Anderson (Investors)           Telephone:   +1-214-812 4641
          Joan Hunter (Press)                  Telephone:   +1-214-812 4071

          LEHMAN BROTHERS INTERNATIONAL        Telephone:  +44-171-601 0011
          Richard Collier
          Anthony Fobel

          MERRILL LYNCH INTERNATIONAL          Telephone:  +44-171-628 1000
          Justin Dowley
          Lewis Lee
          Martin Falkner

          MERRILL LYNCH CORPORATE BROKING      Telephone:  +44-171-772 1000
          Mike Gibson
          Stephen Robinson

          The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

          Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

          END